Exhibit 10.2

1st Stock Acquisition Rights Allotment Agreement

Heartcore Enterprises, Inc. (hereinafter referred to as the “Right Holder”) and rYojbaba Co., Ltd. (hereinafter referred to as the “Issuing Company”) have entered into a stock acquisition rights allotment agreement on March 3, 2024 (hereinafter referred to as the “Execution Date”) with respect to allotment, etc. of stock acquisition rights by the Issuing Company to the Right Holder (hereinafter referred to as the “Agreement”).

Article 1 (Allotment of Stock Acquisition Rights)

(1)	In lieu of the COMMON STOCK PURCHASE WARRANT Agreement entered into between the parties on January 12, 2024, the Issuing Company shall agree to allot, and the Right Holder shall accept, as of March 3, 2024, 300,000 shares of 1st stock acquisition rights (hereinafter referred to as the Stock Acquisition Rights”) to be issued in accordance with the Exhibit, “Terms and Conditions of Stock Acquisition Rights Issuance” (hereinafter referred to as the “Terms and Conditions”) based on a resolution of the General Meeting of Shareholders of the Issuing Company on March 3, 2024 (hereinafter referred to as the “Resolution”).

(2)	The payment amount per share to be delivered upon exercise of the Stock Acquisition Rights and other details of the Stock Acquisition Rights shall be set forth in the Terms and Conditions (including the Terms and Conditions after the change, if any). All statements in the Terms and Conditions shall form a part of the Agreement.

(3)	The banks handling the payment for the Stock Acquisition Rights shall be as follows:

Bank / Branch name: Nishi-Nippon City Bank, Ohashi-ekimae branch
Account type: Ordinary
Account number: 3059131
Account holder: rYojbaba Co., Ltd.

Article 2 (Method of Exercising Stock Acquisition Rights)

(1)	The method of exercising the Stock Acquisition Rights and the effect of the exercise thereof shall be in accordance with the Terms and Conditions and the Agreement.

(2)	In case of exercising the Stock Acquisition Rights, the Right Holder shall pay in cash the entire amount of an amount obtained by multiplying the value of the property to be contributed upon the exercise of the Stock Acquisition Rights by the number of the Stock Acquisition Rights to be exercised to the bank account designated by the Issuing Company by the date and time designated by the Issuing Company, and shall submit to the Issuing Company the necessary documents such as the exercise request form in the prescribed form designated by the Issuing Company.

Article 3 (Waiver)

In case of offering to waive all or part of the Stock Acquisition Rights in writing prescribed by the Issuing Company, the Right Holder may not be entitled to exercise the Stock Acquisition Rights thereafter (limited to the portion for which the Right Holder has offered to waive the Stock Acquisition Rights).

Article 4 (Compliance with Relevant Laws and Regulations and Internal Rules)

(1)	The delivery of shares upon exercise of the Stock Acquisition Rights (including issuance of new shares, and transfer and assignment of shares) shall be not in breach of the provisions of Article 238, paragraph (1) of the Companies Act, to which a resolution was passed for its issuance.

(2)	The Right Holder shall comply with the Companies Act, the Financial Instruments and Exchange Act, tax laws, and other domestic and foreign laws and regulations in relation to the exercise of the Stock Acquisition Rights, the disposal of shares acquired based on the exercise of the Stock Acquisition Rights, and the purchase of shares before and after the disposal.

Article 5 (Taxes and Expenses)

(1)	The Right Holder shall pay, at its own expense and responsibility, income tax and all other domestic and foreign taxes and dues imposed in connection with the exercise of the Stock Acquisition Rights and the sale or disposition of the shares acquired based on the exercise of the Stock Acquisition Rights.

(3)	In addition to the provisions of the preceding paragraph, all costs and expenses incurred in connection with the negotiation and execution of the Agreement and other matters contemplated thereby shall be borne by each of the parties hereto, unless otherwise provided in the Agreement.

Article 6 (Confidentiality Obligation)

(1)	The existence, history, and details of the negotiations relating to the Agreement, the existence and details of the Agreement, and any other information (whether disclosed orally or in writing (including magnetic / computer tapes or any other recording media of any type)) disclosed by the other party in connection with the negotiation, conclusion, or performance of the Agreement, whether or not provided before or after the Execution Date) shall be hereinafter referred to as the “Confidential Information”. The Right Holder and the Issuing Company shall use the Confidential Information only for the purpose under the Agreement and shall not disclose or divulge to any third party without a written consent in advance of the other party. Provided, however, that this shall not be applied to cases where (i) each party hereto disclose the Confidential Information to its officers, employees, advisers, or agents on its own responsibility (subject to the same legal or contractual confidentiality obligation as those under this Article), and (ii) the disclosure is made to domestic or foreign securities exchanges, the Japan Securities Dealers Association, the Securities Dealers Association of the United States, the U.S. Securities and Exchange Commission, securities companies, other related organizations, financial institutions, advisers, etc. pertaining to listing on securities exchanges in connection with the examination for listing securities issued by the Issuing Company on domestic or foreign securities exchanges.

(2)	Notwithstanding the provisions of the preceding paragraph, in case of falling under any of the followings, the information shall not be included in the Confidential Information:

(a)	Information that is already in public as of the receipt

(b)	Information that has become in public after the receipt for causes not attributable to the recipient

(c)	Information lawfully obtained from a third party without any confidentiality obligation

(d)	Information already possessed rightfully before the disclosure

(e)	Information acquired independently and lawfully, regardless of the Confidential Information

(3)	Notwithstanding the provisions of paragraph (1), each Party may disclose the Confidential Information to the extent required by the orders or requests of (i) domestic and foreign treaties, laws, ordinances, regulations (including, but not limited to, regulations of financial instruments exchanges or securities dealers’ associations), and orders, treaties, administrative guidance, notices, and guidelines (hereinafter collectively referred to as “Laws and Regulations”) or (ii) domestic and foreign courts, arbitrators, arbitral institutions, regulatory institutions, enforcement institutions, investigative institutions, supervisory authorities, and other judicial authorities, as well as the State, local governments, and other public institutions and administrative authorities, financial instruments exchanges, and other self-regulatory organizations. In this case, the disclosing party of the Confidential Information shall, to the extent reasonably possible under the Laws and Regulations and in practice, notify the other party in advance and consult with the other party on how to respond thereto. In case of being unable to give the notice in advance, the disclosing party shall promptly notify the other party after the fact that the Confidential Information has been disclosed.

Article 7 (Exclusion of Anti-social Forces)

(1)	The Right Holder and the Issuing Company shall represent and warrant that it shall not, have not, or will not, fall under (including its officers or employees) any of an organized crime group, an organized crime group member, those for whom five years have not elapsed since being ceased to be an organized crime group member, an associate member of an organized crime group, a company related to an organized crime group, a sokaiya (corporate racketeer), a social movement propaganda organization, a special intelligence violent group, or any other person or organization equivalent thereto (hereinafter collectively referred to as the “Anti-social Forces”), and any of the followings:

(a)	To have a relationship with the Anti-social Forces that is deemed to control its management

(b)	To have a relationship with the Anti-social Forces that is deemed to be substantially involved in its management

(c)	To have a relationship in which deemed to be unjustly using the Anti-social Forces, such as for the purpose of seeking unlawful gains for itself or a third party, or for the purpose of inflicting damage on a third party

(d)	To have a relationship with the Anti-social Forces by providing funds or benefits

(e)	Its officer or those who are substantially involved in its management has a socially reprehensible relationship with the Anti-social Forces

(2)	The Right Holder and the Issuing Company shall warrant that itself or its officers shall not, by itself or using a third party, commit any of the following acts:

(a)	To demand violently

(b)	To demand unreasonably beyond legal liability

(c)	To threat or use violence in connection with a transaction

(d)	To distribute rumors or use fraudulent means or force to damage the reputation of the other party or to interfere with the business thereof

(e)	Any other act equivalent to those set forth in the preceding items

(3)	In case that it is found that the other party or any of its officers falls under any of the items of paragraph (1), or acts falling under any of the items of the preceding paragraph, or makes a false statement regarding the representations and warranties pursuant to the provisions of paragraph (1), the Right Holder and the Issuing Party may cancel the Agreement without any notice.

Article 8 (Compensation for Damages)

In case that the other party has incurred any damage, loss or expense (whether arising as a result of a claim from a third party or otherwise, including lost profits and attorney’s fees to a reasonable extent; hereinafter referred to as the “Damages, etc.”) arising out of or in connection with any breach of any of its obligations under the Agreement, the Right Holder and the Issuing Company shall compensate the other party for the Damages, etc. to its extent that would normally arise from the breach of obligations.

Article 9 (Amendment of Agreement)

(1)	In case that any provision of the Agreement is found not to comply with the provisions of the Companies Act, the Financial Instruments and Exchange Act, and the Laws and Regulations, or becomes not to comply with such provisions due to any amendment made after the execution of the Agreement, the Issuing Company may amend or abolish such provision with a prior notice to the Right Holder.

(2)	The Right Holder shall accept an offer of consultation from the Issuing Company for a reduction in the number of the Stock Acquisition Rights to be exercised in case of breaching its obligations under the Agreement.

(3)	In case that the Stock Acquisition Rights of the reorganized company set forth in paragraph (7) of the Terms and Conditions are delivered to the Right Holder in accordance with the provisions thereof, the Issuing Company shall cause the reorganized company to succeed to its status under the Agreement, and such Stock Acquisition Rights shall be deemed to be the Stock Acquisition Rights under the Agreement with respect to the application of the Agreement after the succession.

Article 10 (Cancellation of Agreement)

The Issuing Company may cancel the Agreement in whole or in part in case that the Right Holder breaches any provision of the Agreement, and such breach has not been remedied despite the notice from the Issuing Company.

Article 11 (Effective Period of Agreement)

The Agreement shall become effective on the Execution Date and shall remain in force as long as the Stock Acquisition Rights remain in force. Even after all the Stock Acquisition Rights have been extinguished, the provisions of the Agreement applicable to the shares issued upon the exercise of the Stock Acquisition Rights shall remain in force. In addition, the provisions of Articles 6, 8, and 11 through 13 shall remain in force after the termination of the Agreement.

Article 12 (Severability)

In case that any provision of the Agreement or any part thereof is held to be invalid or unenforceable, the remaining provisions of the Agreement and the remaining portion of any provision of the Agreement that is held to be invalid or unenforceable in part shall continue in full force and effect. The Right Holder and the Issuing Company shall make its best efforts to modify all or any part of any provision held to be invalid or unenforceable to make it effective and enforceable while maintaining its respective intent.

Article 13 (Governing Law and Court with Jurisdiction)

(1)	The governing law of the Agreement shall be the laws of Japan and shall be construed in accordance therewith.

(2)	The Right Holder and the Issuing Company shall resolve any and all disputes arising out of or in connection with the Agreement upon mutual consultation in good faith. In case that such consultation fails to reach an agreement, the Right Holder and the Issuing Company shall make the Tokyo District Court the court of exclusive jurisdiction for the first instance and finally resolve the dispute by judicial decision.

Article 14 (Handling of Matters Not Stipulated)

The Right Holder and the Issuing Company shall discuss in good faith the handling of matters not stipulated in the Agreement.

IN WITNESS WHEREOF, the Right Holder and the Issuing Company have caused the Agreement to be executed in duplicate, and each party retains 1 copy thereof.

(1st Stock Acquisition Rights Allotment Agreement)

March 3, 2024

Issuing Company:

4-3-1, Ohashi, Minami-ku, Fukuoka-shi, Fukuoka
rYojbaba Co., Ltd.
Representative Director, Ryoji Baba
/s/ Ryoji Baba

(1st Stock Acquisition Rights Allotment Agreement)

Right Holder:

1-2-33, Higashi-gotanda, Shinagawa-ku, Tokyo
HeartCore Enterprises, Inc.
CEO, Sumitaka Yamamoto
/s/ Sumitaka Yamamoto

Exhibit

rYojbaba Co., Ltd.

Terms and Conditions of 1st Stock Acquisition Rights Issuance

1. Name of stock acquisition rights

1st stock acquisition rights (hereinafter referred to as the “Stock Acquisition Rights”)

2. Number of stock acquisition rights

300,000 shares

3. Date of allotment of stock acquisition rights

March 3, 2024

4. Payment amount in exchange for stock acquisition rights

No payment shall be required in exchange for the Stock Acquisition Rights.

5. Details of stock acquisition rights

(1) Class and calculation method of shares to be issued upon exercise of Stock Acquisition Rights

The class of shares to be issued upon exercise of 1 share of Stock Acquisition Rights shall be the common shares of the Company, and the number of shares to be issued upon exercise of each Stock Acquisition Rights (hereinafter referred to as the “Number of Shares Granted”) shall be 1 share of the common share of the Company.

Provided, however, that in case that the common shares of the Company (including depositary receipts) are listed for the first time on a financial instruments exchange established pursuant to the laws and regulations of a foreign country, the Number of Shares Granted shall be the number obtained by multiplying the number of outstanding shares of the common shares of the Company (including dilutive shares; hereinafter referred to as the “Total Number of Shares”) on the day immediately preceding the date of such listing (hereinafter referred to as the “Listing Date”) by 3% and dividing by 300,000. In this case, any fraction of less than one (1) share shall be rounded down, and no monetary adjustment shall be made.

In case that the Company splits or reverse splits the common shares of the Company (including the allotment without contribution; the same shall be applied hereinafter) after the date of allotment of the Stock Acquisition Rights, the Number of Shares Granted shall be adjusted by the following formula (Any fraction of less than one (1) share resulting from the adjustment shall be rounded down, and no monetary adjustment shall be made):

Number of Shares Granted after adjustment = Number of Shares Granted before adjustment × Ratio of split or reverse split

In addition to the above, after the date of allotment of the Stock Acquisition Rights, in case of a company merger, company split, or a decrease in the amount of capital stock (excluding cases of capital reduction without compensation), or in case that the adjustment of the Number of Shares Granted is necessary in accordance therewith, the Company may adjust the Number of Shares Granted in the extent reasonably appropriate.

Provided, however, that the adjustment set forth herein shall be made only for the Number of Shares Granted pertaining to the Stock Acquisition Rights that have not been exercised as of the adjustment.

(2) Value and calculation method of assets to be contributed upon exercise of Stock Acquisition Rights

The assets to be contributed upon the exercise of the Stock Acquisition Rights shall be in the form of cash, and the value thereof shall be an amount obtained by multiplied the payment amount of per share to be delivered upon the exercise of the Stock Acquisition Rights (hereinafter referred to as the “Exercise Price”) by the Number of Shares Granted.

The initial Exercise Price shall be 1 yen.

In case that the Company splits or reverse splits the common shares of the Company after the date of allotment of the Stock Acquisition Rights, the Exercise Price shall be adjusted by the following formula, and any fraction of less than one (1) yen resulting from the adjustment shall be rounded up.

Exercise Price after adjustment = Exercise Price before adjustment × 1/Ratio of split or reverse split

In case that the Company issues new shares at a price lower than the Exercise Price of the common shares of the Company or disposes of the treasury shares after the date of allotment of the Stock Acquisition Rights (excluding cases of issuance of new shares and disposal of treasury shares based on the exercise of the Stock Acquisition Rights, delivery of the common shares of the Company in exchange for acquisition of shares subject to call or shares with put option issued by the Company, and transfer of treasury shares through a share exchange), the Exercise Price after adjustment shall be the payment amount or the disposal price for such issuance or disposal, with the payment date of such issuance or disposal (or the final date of the payment period, if any) as the applicable date.

(3) Exercise period of Stock Acquisition Rights

From April 1, 2024 to March 31, 2034 In case that the final day of the exercise period falls on a bank holiday, the preceding business day shall be the final day.

(4) Matters concerning capital stock and capital reserve to be increased

(a)	The amount of capital stock to be increased by the issuance of common shares upon the exercise of the Stock Acquisition Rights shall be one half (1/2) of the limit amount of increase in capital stock, etc. calculated in accordance with Article 17, paragraph (1) of the Ordinance on Accounting of Companies. Any fraction of less than one (1) yen resulting from the calculation shall be rounded up.

(b)	The amount of capital reserve to be increased by the issuance of common shares upon the exercise of the Stock Acquisition Rights shall be an amount obtained by subtracting the amount of capital stock to be increased set forth in (a) from the limit amount of increase in capital stock, etc. set forth in (a).

(5) Restrictions on acquisition of Stock Acquisition Rights by transfer

Any acquisition of the Stock Acquisition Rights by transfer shall require an approval of the Board of Directors of the Company by resolution.

(6) Conditions for exercise of Stock Acquisition Rights

(a)	In case of exercising one or more Stock Acquisition Rights, the number of shares to be delivered to the holder of Stock Acquisition Rights shall be a whole number, and any fraction of less than one (1) share shall be rounded down, and no shares shall be allotted. No monetary adjustment shall be made for such rounding.

(b)	The holder of Stock Acquisition Rights may not exercise the Stock Acquisition Rights until the shares of the Company (including depositary receipts) are listed on a financial instruments exchange established under the laws and regulations of a foreign country.

6. Handling of Stock Acquisition Rights in case of reorganization

In case of a company merger (limited to cases where the Company ceases to exist as a result of the merger), absorption-type company split, incorporation-type company split, share exchange, or share transfer (hereinafter collectively referred to as the “Acts of Reorganization”), the Company shall deliver to the holder of Stock Acquisition Rights, on the effective date of the Acts of Reorganization, Stock Acquisition Rights of the company set forth in Article 236, paragraph (1), items 8, (a) to (e) of the Companies Act (hereinafter referred to as the “Reorganized Company”) based on the following conditions:

Provided, however, that this shall be limited to cases where it is stipulated in the absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement, or share transfer plan that the Stock Acquisition Rights of the Reorganized Company shall be delivered in accordance with the following conditions.

(a) Number of Stock Acquisition Rights of the Reorganized Company to be issued

The same number of the Stock Acquisition Rights held by the holder shall be delivered

(b) Class of shares of the Reorganized Company to be issued

Common shares of the Reorganized Company

(c) Number of shares of the Reorganized Company to be issued

To be determined in accordance with 5. (1) above, taking into consideration the conditions of the Acts of Reorganization

(d) Value of assets to be contributed upon exercise of Stock Acquisition Rights

The value of assets to be contributed upon the exercise of the Stock Acquisition Rights to be delivered shall be an amount obtained by multiplying the Exercise Price after reorganization, which is obtained by adjusting the Exercise Price set forth in 5. (2) above, by the number of shares of the Reorganized Company to be issued upon the exercise of the Stock Acquisition Rights, which is determined in accordance with (3) above, taking into consideration the conditions of the Acts of Reorganization

(e) Exercise period of Stock Acquisition Rights

The exercise period shall be from the first day of the exercise period set forth in 5. (3) above or the effective date of the Acts of Reorganization, whichever is later, to the final day of the exercise period set forth in 5. (3) above

(f) Matters concerning capital stock and capital reserve to be increased by issuance of shares upon exercise of Stock Acquisition Rights

To be determined in accordance with 5. (4) above

(g) Restrictions on acquisition of Stock Acquisition Rights by transfer

Any acquisition of the Stock Acquisition Rights by transfer shall require an approval of the Board of Directors of the Reorganized Company by resolution (or resolution of the General Meeting of Shareholders in cases where the Reorganized Company does not establish the Board of Directors)

(h) Other conditions for exercising Stock Acquisition Rights

To be determined in accordance with 5. (6) above

(i) Other conditions

To be determined by the Reorganized Company

7. Matters concerning Stock Acquisition Rights certificates for Stock Acquisition Rights

The Company shall not issue Stock Acquisition Rights certificates for the Stock Acquisition Rights.

8. Method and place of exercise request

(1)	To request the exercise of the Stock Acquisition Rights, the holders of the Stock Acquisition Rights shall enter the details and number of the Stock Acquisition Rights to be exercised, date of exercising the Stock Acquisition Rights, address, and other necessary information in the exercise request form for the Stock Acquisition Rights prescribed by the Company, and submit the exercise request form together with the necessary documents specified by the Company to the place where the exercise request is received, affixing the names and seals thereto (provided, however, that a foreign national who has a custom of signing may do so in lieu of affixing the name and seal).

(2)	In addition to the submission of the written request form set forth in the preceding item, the exercise of the Stock Acquisition Rights shall be completed upon payment of full amount of monies which is subject to the investment upon the exercise (hereinafter referred to as the “Payment Amount”) to an account designated by the Company (hereinafter referred to as the “Designated Account”).

9. Effective date of exercise request

In case that all documents necessary for the exercise of the Stock Acquisition Rights have been received and the Payment Amount has been paid to the Designated Account in accordance with the provisions of the preceding paragraphs, the exercise request for the Stock Acquisition Rights shall become effective on the date stated as the exercise date in the exercise request form.

Provided, however, that if either or both of the date on which the exercise request form arrived or the date on which the Payment Amount was paid to the Designated Account falls on or after the day following the date stated in the exercise request form, the day on which the request becomes effective shall be either of those, whichever is later. In this case, the Company may add a statement to that effect to the exercise request form.